LIMITED POWER OF ATTORNEY

The undersigned, Kelly Howe, hereby constitutes and appoints each of Alan K. Tse, Seth Gastwirth, David Hitchens, Gordon G. Repp and Michael J. Boland, signing singly, as her true and lawful attorney-in-fact for the limited purposes of:

(1)
prepare, execute in such person's name and on such person's behalf, and submit to the United States Securities and Exchange Commission (the "SEC") a Form ID, including amendments thereto, and any other documents necessary or appropriate to obtain codes, passwords, and passphrases enabling such person to make electronic filings with the SEC of reports required by Section l6(a) or Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), Rule 144 under the Securities Act of 1933 ("Rule 144"), or any rule or regulation of the SEC;

(2)	executing for and on behalf of the undersigned Forms 3, 4 and 5, and Forms 144, in accordance with Section 16(a) of the Exchange Act and the rules thereunder, and Rule 144, respectively.
(3)
doing and performing any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete the execution of any such Form 3, 4 or 5, Form 144, or any amendment or amendments thereto, and the timely filing of such form with the SEC and any other authority; and

(4)
taking any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Limited Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his or her discretion.

The powers granted above may be exercised by each such attorney-in-fact on behalf of the undersigned, individually, and on behalf of the undersigned in the undersigned's fiduciary and representative capacity in which the undersigned may be acting.

The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary and proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as such attorney-in-fact might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or his substitute or substitutes, shall lawfully do or cause to be done by virtue of this Limited Power of Attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Exchange Act or Rule 144.

This Limited Power of Attorney shall be effective on the date set fotth below and shall continue in full force and effect until the date on which the undersigned shall cease to be subject to Section 16 of the Exchange Act and the rules thereunder and Rule 144, or until such earlier date on which either (i) written notification executed by the undersigned is filed with the SEC expressly revoking this Limited Power of Attorney, or (ii) a new power of attorney regarding the purposes outlined herein is executed.

IN WITNESS WHEREOF, the undersigned has caused this Limited Power of Attorney to be executed as of this 26 day of June 2025.

/s/ Kelly Howe
Kelly Howe